Exhibit 10.1

LIMITED FORBEARANCE AND REAFFIRMATION

This LIMITED FORBEARANCE AND REAFFIRMATION (this “Forbearance and Reaffirmation”) is made and entered into as of August 16, 2025 (the “Effective Date”) by and among FlexShopper 2, LLC (the “Borrower”), FlexShopper, LLC (“FlexShopper” and, together with the Borrower, the “Relevant Parties”), and Powerscourt Investments 50, LP (the “Administrative Agent”). Each capitalized term used but not otherwise defined herein shall have such meaning as is ascribed thereto in the Credit Agreement (as defined below).

WHEREAS, the Borrower, the Administrative Agent, Computershare Trust Company, National Association, as paying agent and the lenders from time to time party thereto (the “Lenders”) have entered into that certain Credit Agreement, dated as of March 27, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Borrower has borrowed funds from the Lenders in order to, among other things, finance the Borrower’s acquisition of Leases and Retail Loans;

WHEREAS, FlexShopper, as servicer, the Borrower and the Administrative Agent have entered into that certain Servicing Agreement, dated as of March 27, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Servicing Agreement”) pursuant to which the Borrower engaged FlexShopper to service the Leases and Retail Loans owned by it from time to time;

WHEREAS, FlexShopper, as validity guarantor, and the Administrative Agent have entered into that certain Validity Guaranty, dated as of March 27, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Validity Guaranty”) pursuant to which FlexShopper guarantees that it shall be liable to the Administrative Agent and the Lenders for any Liabilities that may be imposed on the Administrative Agent and the Lenders that arise out of a Liability Event (each of “Liabilities” and “Liability Event” as defined in the Validity Guaranty);

WHEREAS, FlexShopper, as guarantor, and the Administrative Agent have entered into that certain Limited Guaranty, dated as of March 27, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Limited Guaranty”) pursuant to which FlexShopper guarantees that it shall be liable to the Administrative Agent, on behalf of the Lenders, the prompt payment and performance of the Guaranteed Obligations up to the Guaranty Limit (each of “Guaranteed Obligations” and “Guaranty Limit” as defined in the Limited Guaranty); and

WHEREAS, the Administrative Agent has asserted that a number of Events of Default and Servicer Defaults exist under the Credit Agreement, the Servicing Agreement and the other Credit Documents (collectively, the “Specified Defaults”) each as described in the Notice of Events of Default and Reservation of Rights delivered by the Administrative Agent to the Borrower and FlexShopper on August 12, 2025 (the “Notice of Events of Default”);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

1. Forbearance Period. For the period through the earlier of (i) August 22, 2025 and (ii) the occurrence of any additional Event of Default under the Credit Agreement or Servicer Default under the Servicing Agreement other than the Specified Defaults, the Administrative Agent and Lenders will not take any action or exercise any rights or remedies based solely on the existence and continuation of any Specified Defaults that may be available to Administrative Agent or the Lenders against Borrower or FlexShopper under the Credit Agreement, the Servicing Agreement, the Validity Guaranty, the Limited Guaranty or applicable law with respect to the obligations under the Credit Agreement, the Servicing Agreement, the Validity Guaranty or the Limited Guaranty. Such forbearance shall not derogate from Administrative Agent’s right to collect, receive, and or apply proceeds of Collateral that are paid or payable to Administrative Agent under the Credit Agreement, the Servicing Agreement, the Validity Guaranty or the Limited Guaranty.

2. Conditions Precedent to Effectiveness. This Forbearance and Reaffirmation shall be effective upon satisfaction of the conditions precedent set forth below:

(a) Execution and delivery of this Forbearance and Reaffirmation by the parties hereto;

(b) the Relevant Parties shall execute and deliver such other documents and agreements, and deliver evidence of satisfaction of such other conditions, as Administrative Agent may reasonably require in connection with this Forbearance and Reaffirmation; and

(c) the Relevant Parties shall pay all outstanding fees, out-of-pocket costs and expenses of Administrative Agent’s and Lenders’ legal counsel in the amount of $180,000 by payment of immediately available funds to the account described on Schedule A hereto.

3. Relevant Parties’ Reaffirmation. For good and valuable consideration, the receipt and sufficiency of which are hereby irrevocably acknowledged, each Relevant Party (a) acknowledges and consents to this Forbearance and Reaffirmation, and the execution and delivery of this Forbearance and Reaffirmation by all other parties hereto; (b) ratifies and confirms all of the terms, covenants, conditions and obligations contained in each Credit Document to which such Relevant Party is a party; and (c) reaffirms the continuing validity of each Credit Document to which such Relevant Party is a party and reaffirms that, notwithstanding this Forbearance and Reaffirmation, such Relevant Party’s obligations and rights under each such Credit Document are and shall remain in full force and effect and enforceable in accordance with their respective terms.

4. Representations and Warranties; Acknowledgements.

(a) Each Relevant Party hereby restates and reaffirms, as of the date hereof, the representations and warranties made by it in each Credit Document to which it is a party.

Limited Consent and Reaffirmation	2

(b) Each Relevant Party acknowledges and agrees that (i) each Specified Default constitutes an Event of Default and/or a Servicer Default that has occurred and is continuing as of the date hereof, (ii) except for the Specified Defaults, no other Defaults, Servicer Defaults and/or Events of Default have occurred and are continuing as of the date hereof, (iii) the indemnification provisions of Section 13 of the Servicing Agreement are applicable to FlexShopper as servicer with respect to the Specified Defaults which are Servicer Defaults, (iv) one or more of the Specified Defaults constitutes a Liability Event that has caused or will cause Liabilities for the Administrative Agent and the Lenders under the Validity Guaranty, and (v) one or more of the Specified Defaults has caused the Borrower to incur Guaranteed Obligations under the Validity Guaranty. Each Relevant Party acknowledges and agrees that each Specified Default: (x) relieves the Lenders from any obligation to extend any Loan or provide other financial accommodations under the Credit Agreement or other Credit Documents and (y) permits the Administrative Agent and the Lenders to, among other things, (A) terminate or reduce their Commitments on and/or following the date hereof, (B) declare all or a portion of outstanding Loans and other Obligations to be due and payable on and/or following the date hereof, and/or (C) exercise any and all of their other rights and remedies under applicable law, under the Credit Agreement and under the other Credit Documents from and/or following the date hereof.

(c) The Administrative Agent acknowledges that neither the Notice of Events of Default nor this Forbearance and Reaffirmation constitutes the written notice required by Section 7.1 of the Credit Agreement necessary to accelerate the Obligations under the Credit Agreement.

5. Releases.

(a) No Defenses or Claims. The Relevant Parties acknowledge and agree that they have no defenses, counterclaims, offsets, cross-complaints, causes of action, rights, claims or demands of any kind or nature whatsoever, including without limitation, any usury or lender liability claims or defenses, arising out of the Loans, any Credit Documents, or the Collateral, or any past or present relationship between or among the Relevant Parties, the Administrative Agent and/or the Lenders, or any of Administrative Agent’s and/or Lenders’ past, present and/or future parent, subsidiary and affiliated entities and, with respect to each of the foregoing, their respective past and present officers, directors, shareholders, partners, limited partners, members, representatives, principals, owners, affiliates, attorneys, accountants, agents and employees, and their successors, heirs and assigns and each of them, that can be asserted either to reduce or eliminate all or any part of Borrower’s or FlexShopper’s liability under the Credit Documents, or to seek affirmative relief or damages of any kind or nature from the Administrative Agent and/or Lenders with respect to the Loans, the Credit Documents and/or the Property. The Relevant Parties further acknowledge that to the extent that any such claim should in fact exist, including without limitation, any usury or lender liability claim, it is being fully, finally and irrevocably released by the Relevant Parties as provided in Section 5(b) of this Forbearance and Reaffirmation.

Limited Consent and Reaffirmation	3

(b) General Release of Claims.

(i) Effective on the execution of this Forbearance and Reaffirmation, the Relevant Parties, on their own behalf and on behalf of each of their respective past, present and future predecessors, successors, subsidiaries, parent entities, assigns, shareholders, partners, members, owners, other principals, affiliates, managers, employees, officers, directors, attorneys, agents, other representatives, insurers and any other individuals and entities claiming or acting by, through, under or in concert with any of the Relevant Parties (collectively, the “Relevant Party Releasors”), hereby fully and forever release, relinquish, discharge and acquit Administrative Agent and Lenders, and their respective past, present, and future predecessors, successors, subsidiaries, parent entities, assigns, participants, shareholders, partners, members, owners, other principals, affiliates, managers, employees, officers, directors, attorneys, agents, other representatives, insurers and any other individuals and/or entities claiming or acting by, through, under or in concert with each such entity or individual (the “Lender Releasees”), of and from and against any and all claims, demands, obligations, duties, liabilities, damages, expenses, claims of offset, indebtedness, debts, breaches of contract, duty or relationship, acts, omissions, misfeasance, malfeasance, causes of action, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and remedies therefor, choses in action, rights of indemnity or liability of any type, kind, nature, description or character whatsoever, arising, directly or indirectly, in any manner from and/or out of (A) the Loans, the Credit Documents and/or the Collateral, (B) Administrative Agent’s, Lenders’ and/or any other Lender Releasee’s acts, statements, conduct, representations and omissions made in connection therewith, or (C) any fact, matter, transaction or event relating thereto, whether known or unknown, suspected or unsuspected, whether now existing or hereafter arising, which could, might or may be claimed to exist, whether liquidated or unliquidated, each though fully set forth herein at length (the “Released Claims”); provided, however, that the foregoing release shall not apply to any future breach of any of the obligations, covenants or agreements of any of the Lender Releasees that are expressly set forth in this Forbearance and Reaffirmation or in any other Credit Document.

(ii) The Relevant Party Releasors hereby waive the provisions of any applicable laws restricting the release of claims which the releasing parties do not know or suspect to exist at the time of release, which, if known, would have materially affected the decision to agree to these releases. In this connection, the Relevant Party Releasors hereby agree, represent and warrant to Lenders that they realize and acknowledge that factual matters now unknown may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and the Relevant Party Releasors further agree, represent and warrant that the releases provided herein have been negotiated and agreed upon in light of that realization and that the Relevant Party Releasors nevertheless hereby intend to release, discharge and acquit the parties set forth hereinabove from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are in any manner set forth in or related to the Loan and all dealings in connection therewith. With respect to Released Claims that are unknown, unsuspected, unaccrued, contingent and/or future Released Claims, the Relevant Party Releasors specifically waive the benefit of Section 1542 of the California Civil Code which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Limited Consent and Reaffirmation	4

(iii) The Relevant Party Releasors hereby acknowledge that they have not relied upon any representation of any kind made by Administrative Agent and/or Lenders or any Affiliate of Administrative Agent and/or Lenders in making the foregoing release.

(iv) The Relevant Party Releasors represent and warrant to Administrative Agent and Lenders that they have not heretofore assigned or transferred, or purported to assign or to transfer, to any person or entity any matter released by such party hereunder or any portion thereof or interest therein, and each Relevant Party Releasor agrees to indemnify, protect, defend and hold each of the Lenders Releasees harmless from and against any and all claims based on or arising out of any such assignment or transfer or purported assignment or transfer by such party.

6. No Waiver. Nothing contained herein shall constitute a waiver by Administrative Agent or Lenders of any Default, Servicer Default or Event of Default which may exist under the Credit Agreement, the Servicing Agreement or the other Credit Documents or a waiver or modification of any provision of the Credit Documents and the execution, delivery and effectiveness of this Forbearance and Reaffirmation shall not operate as a waiver of any right, power or remedy of Administrative Agent and Lenders under the Credit Agreement, the Servicing Agreement or any of the other Credit Documents or any other document, instrument or agreement executed and/or delivered in connection therewith.

7. Authority. Each party hereto represents and warrants that such party (a) is authorized to enter into this Forbearance and Reaffirmation and (b) has obtained all necessary consents, if any, needed to enter into this Forbearance and Reaffirmation

8. Disclosure. The Borrower represents and warrants that it has sole responsibility for, and shall make its own independent determination with respect to, the impact of the Notice of Events of Default and this Forbearance and Reaffirmation with respect to any disclosure requirements under the Securities Act of 1933, the Securities and Exchange Act of 1934, any state securities laws or any other applicable law.

9. Applicable Law. Wherever possible, each provision of this Forbearance and Reaffirmation shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Forbearance and Reaffirmation shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Forbearance and Reaffirmation.

10. Governing Law and Waiver of Jury Trial. The terms of Section 9.13 (Applicable Law), Section 9.14 (Consent to Jurisdiction) and Section 9.15 (Waiver of Trial by Jury) of the Credit Agreement are incorporated herein as though set forth in full.

Limited Consent and Reaffirmation	5

11. Conflicts of Inconsistency. This Forbearance and Reaffirmation is entered into pursuant to and subject to the terms set forth in the Credit Agreement, the Servicing Agreement, the Validity Guaranty and the Limited Guaranty. In the event of a conflict of inconsistency between the terms set forth in this Forbearance and Reaffirmation and the Credit Agreement, the Servicing Agreement, the Validity Guaranty and/or the Limited Guaranty, the terms of this Forbearance and Reaffirmation shall control.

12. Execution in Counterparts. This Forbearance and Reaffirmation may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. The failure of any party hereto to execute this Forbearance and Reaffirmation, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Any signed agreement or signature page to this Forbearance and Reaffirmation sent by electronic transmission in the portable document format (.pdf) or similar format shall be treated in all respects as an original agreement or signature page.  To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures.

13. Successors and Assigns. This Forbearance and Reaffirmation shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns.

14. Amendment. Each party hereto agrees, by their respective execution of this Forbearance and Reaffirmation, that all references to “Credit Agreement,” “Servicing Agreement,” “Validity Guaranty” or “Limited Guaranty” under any Credit Document and in this Forbearance and Reaffirmation shall refer to the Credit Agreement, the Servicing Agreement, the Validity Guaranty and the Limited Guaranty, respectively, as supplemented by this Forbearance and Reaffirmation and that all references to “Credit Documents” under any Credit Document and in this Forbearance and Reaffirmation shall refer to the Credit Documents, as supplemented by this Forbearance and Reaffirmation. This Forbearance and Reaffirmation incorporates all discussions and negotiations among the parties hereto, either express or implied, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions hereof.

15. Legal Fees and Expenses. Borrower shall pay to Administrative Agent (i) all reasonable, out-of-pocket costs and expenses incurred by Administrative Agent and Lenders in connection with this Forbearance and Reaffirmation, including without limitation, the reasonable fees, out-of-pocket costs and expenses of Administrative Agent’s and Lenders’ legal counsel and (ii) all other reasonable third-party fees, out-of-pocket costs and expenses that are currently due and payable.

[No Further Text on This Page]

Limited Consent and Reaffirmation	6

FLEXSHOPPER 2, LLC,

By:	/s/ John Davis
Name:	John Davis
Title:	President

FLEXSHOPPER, LLC,

By:	/s/ John Davis
Name:	John Davis
Title:	President

[Signatures Continue on Next Page]

Signature Page	Limited Forbearance and Reaffirmation

POWERSCOURT INVESTMENTS 50, LP,
as Administrative Agent and Lender

By:	Powerscourt Investments GP, LLC as General Partner

By:	Maples Fiduciary Services (Delaware) Inc., its Managing Member

By:	/s/ Scott Huff
Name:	Scott Huff
Title:	Authorized Signatory

Signature Page	Limited Forbearance and Reaffirmation